UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 10, 2014

Castle Brands Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-32849	41-2103550
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

122 East 42nd Street, Suite 4700, New York, New York		10168
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(646) 356-0200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.08 Shareholder Nominations Pursuant to Exchange Act Rule 14a-11.

The board of directors of Castle Brands Inc., a Florida corporation (the "Company"), has set March 5, 2014 as the date of the Company’s 2013 annual meeting of shareholders (the "2013 Annual Meeting"). Qualified shareholder proposals or nominations to be presented at the 2013 Annual Meeting and in the Company’s proxy statement relating to the 2013 Annual Meeting, including any notice on Schedule 14N, must be received by the Company at its principal executive offices located at 122 East 42nd Street, Suite 4700, New York, New York 10168, addressed to the Company’s Corporate Secretary, no later than the close of business on January 27, 2014. All shareholder proposals and nominations must be from a shareholder of record of the Company as of January 22, 2014 and comply with applicable Florida law, the rules and regulations promulgated by the Securities and Exchange Commission, and the procedures set forth in the Company’s bylaws.

Item 8.01 Other Events.

The Company recently notified the holders of its Series A Convertible Preferred Stock and the holders of its common stock purchase warrants issued in June 2011 and October 2011 (the "2011 Warrants") that, in accordance with the terms of the instruments governing those securities, the anti-dilution provisions covering down-round financings had terminated based on the trading price and volume of the Company's common stock. Accordingly, the quarter ended December 31, 2013 will be the last period for which the Company will be required to account for the 2011 Warrants as a liability and record non-cash charges for changes in their fair value. For the three and six months ended September 30, 2013, the Company recorded a non-cash loss on the change in the value of the 2011 Warrants of approximately $3.5 million and $4.0 million, respectively.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Castle Brands Inc.

January 13, 2014	By:	/s/ Alfred J. Small

Name: Alfred J. Small
Title: Senior Vice President, CFO, Secretary and Treasurer